EXHIBIT 1.2

Ladenburg Thalmann & Co. Inc.
640 Fifth Avenue, 4th floor
New York, New York 10019

November 22, 2021

Mana Capital Acquisition Corp.

8 The Green

Suite #12490

Dover, Delaware 19901

Attention: Jonathan Intrater, Chief Executive Officer

Ladies and Gentlemen:

This is to confirm our agreement (this “Agreement”) whereby Mana Capital Acquisition Corp, a Delaware corporation (“Company”), has requested Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and I-Bankers Securities, Inc. (“I-Bankers”, and together with Ladenburg the “Advisors”) to assist it in connection with the Company effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination (in each case, a “Business Combination”) with one or more businesses or entities (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-260360) filed with the Securities and Exchange Commission (“Registration Statement”) in connection with its initial public offering (“IPO”).

1.         Services and Fees.

(a)	The Advisors will, if requested by the Company:

(i)	Assist the Company in the transaction structuring and negotiation of a definitive purchase agreement with respect to the Business Combination;

(ii)	Hold meetings with Company shareholders to discuss the Business Combination and the Target’s attributes;

(iii)	Introduce the Company to potential investors to purchase the Company’s securities in connection with the Business Combination;

(iv)	Assist the Company in trying to obtain shareholder approval for the Business Combination, including assistance with the Company’s proxy statement or tender offer materials; and

(v)	Assist the Company with relevant financial analysis, presentations, press releases and filings related to the Business Combination or the Target.

November 22, 2021

(b)	As compensation for the foregoing services, the Company will pay the Advisors a cash fee of 2.5% of the gross proceeds received by the Company in the IPO (the “Fee”). The Company will allocate 95% of the Fee to Ladenburg and 5% of the Fee to I-Bankers. The Fee shall be payable in cash and is due and payable to the Advisors by wire transfer at the closing of the Business Combination (“Closing”) from the Trust Account (defined below). If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable to the Advisors hereunder. The Fee shall be exclusive of any finder’s fees which may become payable to the Advisors pursuant to any subsequent agreement between the Advisor and the Company or the Target.

(c)	The Fee shall be payable in cash and is due and payable to the Advisors by wire transfer at the closing of the Business Combination (“Closing”) from the Trust Account (defined below); provided that the Fee shall not be paid prior to the date that is 90 days from the effective date of the Registration Statement unless the Financial Industry Regulatory Authority determines that such payment would not be deemed underwriters’ compensation in connection with the IPO. If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable to the Advisors hereunder.

2.         Expenses.

At the Closing, the Company shall reimburse the Advisors up to $20,000 for its reasonable and documented costs and expenses incurred (including its reasonable fees and disbursements of counsel) in connection with the performance of its services hereunder; provided, however, all expenses in excess of $5,000 in the aggregate shall be subject to the Company’s prior written approval, which approval will not be unreasonably withheld. Reimbursable expenses shall be due and payable to the Advisors by wire transfer at the Closing from the Trust Account.

3.         Company Cooperation.

(a) The Company will cooperate with the Advisors including, but not limited to, providing to the Advisors and its counsel, on a timely basis, all documents and information regarding the Company and Target that the Advisors may reasonably request or that are otherwise relevant to the Advisors’ performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, consultants and advisors available to the Advisors; and, using commercially reasonable efforts to provide the Advisors with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify each Advisor of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to each Advisors’ engagement hereunder.

November 22, 2021

(b)       Each Advisor agrees to keep strictly confidential all information conveyed by the Company or the Company’s Representatives (as defined below) to each Advisor in connection with this Agreement including, for the avoidance of doubt, the identities of any Targets and any Business Combination, in whatever form, whether written, electronic or oral, and to execute a non-disclosure agreement in customary form reasonably acceptable to each Advisor if requested to do so by the Company.

4.         Representations; Warranties and Covenants.

The Company represents, warrants and covenants to each Advisor that all Information it makes available to either Advisor by or on behalf of the Company in connection with the performance of its obligations hereunder will not, to the Company’s knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination. The Company acknowledges and agrees that each Advisors will use and rely on the accuracy and completeness of the Information supplied to such Advisor without having the obligation to independently verify the same.

5.         Indemnity.

The Company shall indemnify each Advisor and its affiliates and their respective directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex I, each Advisor hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of the IPO and from a certain private placement occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties. For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Advisor hereby agrees, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s Trust Account with respect to this Agreement (each, a “Claim”); (ii) to waive any Claim it may have against the Trust Account now or in the future as a result of, or arising out of, any services provided to the Company hereunder; and (iii) to not seek recourse against the Trust Account with respect to the Fee.

6.         Use of Name and Reports.

Without each Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee, representative or agent thereof) shall quote or refer to, in any filings with the Securities and Exchange Commission, any advice rendered by the Advisors to the Company or any communication from the Advisors, in each case, in connection with performance of the Advisors’ services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule.

November 22, 2021

7.         Status as Independent Contractor.

Each Advisor shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that each Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, each Advisor will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisors nor any of the Advisors’ officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8.         Potential Conflicts.

The Company acknowledges that each Advisor is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. Subject to applicable law, in the ordinary course of business, each Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict each Advisor or any of its affiliates in conducting such business to the extent permitted by applicable law.

9.         Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

10.     Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section.

11.     Successors and Assigns.

This Agreement may not be assigned by any party without the written consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

November 22, 2021

12.     Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such other consultants. The Company’s engagement of any other consultant(s) shall not affect each Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

13.     Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws. In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall be brought and enforced in the courts of the State of New York, County of New York, or the United States District Court for the Southern District of New York, in each event at the discretion of the party initiating the dispute. Each party irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

14.     Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

November 22, 2021

If the foregoing correctly sets forth the understanding between the Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

LADENBURG THALMANN & CO. INC.

BY: /s/ Steve Kaplan

Name: Steve Kaplan

Title: Head of Capital Markets

I-Bankers Securities, Inc.

BY: /s/ Shelley Leonard

Name: Shelley Leonard
Title: President

AGREED AND ACCEPTED BY:

MANA CAPITAL ACQUISITION CORP.

BY: /s/ Jonathan Intrater
Name: Jonathan Intrater
Title: Chief Executive Officer

November 22, 2021

ANNEX I

INDEMNIFICATION

In connection with the Company’s engagement of Ladenburg Thalmann & Co., Inc. and I-Bankers Securities, Inc. (the “Advisors” and each an “Advisor”) pursuant to that certain letter agreement (“Agreement”) of which this Annex forms a part, Mana Capital Acquisition Corp. (the “Company”) hereby agrees, subject to the second paragraph of Section 5 of the Agreement, to indemnify and hold harmless each Advisor and each of its affiliates and its respective directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of the Advisors, or (B) otherwise relate to or arise out of each Advisor’s activities on the Company’s behalf under such Advisor’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of the Advisors except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of the Advisor which consent may not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

November 22, 2021

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not any Advisor is an Indemnified Person), the Company and the Advisors shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and each Advisor on the other, in connection with such Advisor’s engagement referred to above, subject to the limitation that in no event shall the amount of any such Advisor’s contribution to such Claim exceed the amount of fees actually received by such Advisor from the Company pursuant to the Advisor’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and each Advisor on the other, with respect to such Advisor’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its shareholders as the case may be, pursuant to the transaction (whether or not consummated) for which the Advisors are engaged to render services bears to (b) the fee paid or proposed to be paid to such Advisor in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.